Exhibit 99.1

Wrap Technologies, Inc. Reports Third Quarter 2022 Results

Ongoing Successful Transition to Next Generation BolaWrap 150 Drives Sequentially Improved Results

Higher-Margin Product Leads to Record 54% Gross Margin

Largest Quarterly Domestic Revenues in Company History

Strategic Roadmap Implemented in Q3 Driving New Approach to the Market

Company Reiterates Targets of Cash Flow Break-Even by End of 2023, Profitability by End of 2024

TEMPE, Arizona – November 9, 2022 – Wrap Technologies, Inc. (Nasdaq: WRAP) (“Wrap” or the “Company”), a global leader in innovative public safety technologies and services, today announced financial and operating results for the third quarter ended September 30, 2022.

Third Quarter and Recent Operational Highlights:

●	October: Received a $1.5 million order, the largest BolaWrap 150 order in the Company’s history, which will include BolaWrap 150 units for a large police agency in the EMEA region.
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October: Exhibited at the International Association of Chiefs of Police (IACP) Conference, where the Company saw very strong demand for BolaWrap 150 and Wrap Reality and connected with hundreds of public safety agencies across the world.

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October: Launched Wrap Reality ADAPT, a new module and major upgrade to the Wrap Reality virtual training software platform, delivering a customizable instructional experience with over 6,000 possible scenario variations to better address in-the-field situations for law enforcement officers and first responders.

●	September: New order for BolaWrap 150 from a large police agency in South America.
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August: Extended the LAPD BolaWrap Pilot Program for 12 months, entering large-scale field deployment of 500 BolaWrap 150 devices in two key divisions in the City of Los Angeles. This phase of deployment involves trained officers using their new devices in regular service.

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August: Announced an international order for BolaWrap 150 from a new customer in the Middle East, further demonstrating the international market’s acceptance of the Company’s next-generation technology.

●	July: Appointed Chris DeAlmeida as Chief Financial Officer, adding significant financial leadership experience to the expanded, new management team.
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July: Announced sales of the Societal Reentry Virtual Reality Enterprise Platform to the Pennsylvania Department of Corrections (https://www.media.pa.gov/pages/Corrections_details.aspx?newsid=571) as well as another large corrections agency in Ohio.

Management Commentary

“We released our new multi-year strategic roadmap this quarter to guide the future of Wrap, making meaningful strides toward accelerating growth, achieving sustainable profitability, and ultimately enhancing value for shareholders,” said Wrap Technologies CEO TJ Kennedy. “In Q3 we improved substantially in essentially all key profitability metrics, highlighted by record gross margin performance and a nearly $2 million reduction in operating expense. The initial momentum we’ve generated is a clear indication that our strategic roadmap is already working, and we are on track to meet our long-term operating goals.”

“Driving new sales growth remains a top priority as well. During the period, we generated a 36% increase in Americas revenue, aided by continued deployment and orders across multiple police agencies and departments. Internationally, we recently announced the largest BolaWrap 150 order in our history, a $1.5 million order with a police agency in the EMEA region, supporting our thesis that international opportunities, despite longer sales cycles, have the potential to generate outsized growth that justify our investment in these regions. At the end of October, we had over a dozen team members in attendance at the annual IACP Conference, where we exhibited the BolaWrap 150 and Wrap Reality; our booth was one of the most trafficked at the event, generating hundreds of potential new leads to pursue in the coming months. Law enforcement officers are seeing how our holistic offering of public safety tools can truly help agencies achieve safer outcomes, and it is our aim to further develop cross-selling opportunities going forward.”

“Looking ahead, we are in a strong position to meet our year-end goals for the transition and expect another meaningful improvement in sequential revenue growth as we fully transition to our next generation product lines. We are convinced now more than ever, that BolaWrap should be carried by every officer in the world and that we are just starting to penetrate many of these markets. Our gross margin is improving, we have taken control of our operating expenses, and the market has shown that law enforcement agencies have the ability to invest in de-escalation tools and training. We therefore remain committed to delivering on our cash flow and profitability outlook for 2023 and 2024, respectively.”

Key Performance Indicators (“KPIs”):

●	Trained law enforcement agencies grew to more than 1,300, a 39% increase from the prior year period.
●	Certified officer instructors grew to nearly 4,400, a 36% increase from the prior year period.
●	Backlog at quarter end was $0.03 million which excludes the new significant EMEA order signed in October 2022 for $1.5 million.

Third Quarter 2022 Financial Results

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Net revenue decreased 6% to $1.70 million from $1.81 million in the prior year period. The moderate decrease in net revenue was the result of differences in the timing of international orders. However, Americas sales grew 36% to $1.48 million, representing the highest quarterly Americas sales in the Company’s history. During the quarter, the Company incurred discounts of approximately $0.24 million from promotional programs intended to encourage existing BolaWrap 100 customers to upgrade to the BolaWrap 150. Gross revenue prior to promotion discounts and incentives was $1.94 million.

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Gross profit improved to $0.91 million (54% of net revenue), a 28% year-over-year increase from $0.71 million (39% of net revenue) in the prior year period. The increase in gross profit and gross margin was the result of improved traction and pricing on the BolaWrap 150 product as well as increased efficiencies in the costs associated with the production of the BolaWrap 150 as compared to the BolaWrap 100 in the prior year period.

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Sales, general and administrative (SG&A) expense decreased $1.06 million, or 23%, to $3.59 million from $4.65 million in the prior year period. The decrease in SG&A expense was the result of significant cost controls that were implemented during the second quarter of 2022, coupled with further realignments of overhead costs and staffing during the third quarter 2022.

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Research and development (R&D) expense decreased $0.84 million, or 40%, to $1.24 million from $2.08 million in the prior year period. The decrease in R&D expense was the result of cost control efforts implemented during the second quarter 2022 as well as higher development costs associated with the BolaWrap 150 in the prior year period.

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Operating expense decreased $1.91 million, or 28%, to $4.82 million from $6.73 million in the prior year period. The decrease in operating expense was the result of the decreases in both SG&A and R&D expense previously noted.

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Net loss improved 35% to $(3.87) million, or $(0.09) loss per diluted share, from $(5.99) million, or $(0.15) loss per diluted share, in the prior year period. The improvement in net loss was the result of an increased sales focus and cost containment effort implemented since the second quarter of 2022.

●	Cash, cash equivalents and short-term investments were $23.69 million as of September 30, 2022.

Financial Commentary

Chief Financial Officer Chris DeAlmeida added: “The third quarter was defined by substantial improvement across our key profitability metrics, including record gross margin and meaningful cost reductions across R&D, SG&A and other areas. Our topline results reflect the ongoing transition from the BolaWrap 100 to BolaWrap 150; however, we recorded a meaningful quarter-to-quarter improvement in Q3, which should continue to ramp in Q4. While we invest for new sales growth and greater brand awareness, we remain focused on diligent cost management and driving increased profitability for the future.”

Outlook

Based on financial performance to date and the information available as of the date of this release, Wrap is reiterating its expectation for sales to grow year-over-year in 2022. As supply chain issues ease and the transition from the BolaWrap 100 to the BolaWrap 150 accelerates, management anticipates sequentially increased sales in the fourth quarter and overall in 2023. New sales are expected to come from a combination of domestic and international expansion with existing customers as well as new orders in both regions.

Based on progress achieved as part of the Company’s updated strategic roadmap, expected sales growth and continued cost savings and expense management, management is also reiterating its expectation that cash burn should decrease significantly going forward. The Company is currently targeting a cash flow break-even point by the end of 2023 and with the potential for profitability by the end of 2024. Additionally, the Company believes its current cash position, in conjunction with expected future sales and ongoing cost containment efforts, should fund continued ongoing operations for the foreseeable future without the need to raise additional capital to meet current minimum working capital needs.

Conference Call

Wrap will hold a video conference call today, November 9, 2022, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss these results.

Wrap management will host a presentation, followed by a question-and-answer period.

Webcast Link: Click here to register

Please join the webcast 5-10 minutes prior to the start time. Participants may also access the live webcast by visiting the Company’s investor relations website at wrap.com/investors. A recording of the webcast will be made available on the Company’s investor relations website.

If you have any difficulty connecting with the conference call, please contact Gateway Group at 949-574-3860.

About Wrap
Wrap Technologies (Nasdaq: WRAP) is a global leader in innovative public safety technologies and services. Wrap develops creative solutions to complex issues and empowers public safety officials to protect and serve their communities through its portfolio of advanced technology and training solutions.

Wrap’s BolaWrap® Remote Restraint device is a patented, hand-held pre-escalation and apprehension tool that discharges a Kevlar® tether to temporarily restrain uncooperative suspects and persons in crisis from a distance. Through its many field uses and growing adoption by agencies across the globe, BolaWrap is proving to be an effective tool to help law enforcement safely detain persons without injury or the need to use higher levels of force.

Wrap Reality, the Company’s virtual reality training system, is a fully immersive training simulator and comprehensive public safety training platform providing first responders with the discipline and practice in methods of de-escalation, conflict resolution, and use-of-force to better perform in the field.

Wrap’s headquarters are in Tempe, Arizona. For more information, please visit wrap.com.

Connect with Wrap:
Wrap on Facebook
Wrap on Twitter
Wrap on LinkedIn

Use of Non-GAAP Information

Included in this press release are non-GAAP operational metrics regarding agencies and training, amounts of non-cash stock-based compensation expense and gross revenues before promotion discounts and incentives, which the Company believes provide helpful information to investors with respect to evaluating the Company’s performance.

Trademark Information

BolaWrap, Wrap and Wrap Reality are trademarks of Wrap Technologies, Inc. All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements - Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to: statements regarding the Company's overall business; total addressable market; and expectations regarding future sales and expenses. Words such as "expect", "anticipate", "should", "believe", "target", "project", "goals", "estimate", "potential", "predict", "may", "will", "could", "intend", and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Moreover, forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company's control. The Company's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company's ability to successfully implement training programs for the use of its products; the Company's ability to manufacture and produce product for its customers; the Company's ability to develop sales for its new product solution; the acceptance of existing and future products, including the acceptance of the BolaWrap 150; the risk that distributor and customer orders for future deliveries are modified, rescheduled or cancelled in the normal course of business; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company's product solution; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the business impact of health crises or outbreaks of disease, such as epidemics or pandemics; the impact resulting from geopolitical conflicts and any resulting sanctions; the ability to obtain export licenses for countries outside of the US; the ability to obtain patents and defend IP against competitors; the impact of competitive products and solutions; and the Company's ability to maintain and enhance its brand, as well as other risk factors mentioned in the Company's most recent annual report on Form 10-K, quarterly report on Form 10-Q, and other SEC filings. These forward-looking statements are made as of the date of this press release and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Investor Contact:

Matt Glover and Tom Colton
Gateway Group, Inc.
949-574-3860
WRAP@gatewayir.com

Media Relations Contact:

Robert Collins and Zachary Kadletz

Gateway Group, Inc.

949-574-3860

WRAP@gatewayir.com

Wrap Technologies, Inc.

Condensed Consolidated Balance Sheets

(unaudited - dollars in thousands)

	September 30,	December 31,
	2022	2021
ASSETS
Current assets:
Cash and cash equivalents	$3,828	$4,937
Short-term investments	19,865	29,983
Accounts receivable and contract assets	2,222	3,859
Inventories, net	2,962	1,566
Prepaid expenses and other current assets	600	868
Total current assets	$29,477	41,213
Property and equipment, net	819	976
Operating lease right-of-use asset, net	311	51
Intangible assets, net	1,900	1,982
Other assets	11	9
Total assets	$32,518	$44,231

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,936	$2,603
Customer deposits	-	43
Deferred revenue	144	155
Operating lease liability - short term	106	56
Total current liabilities	$2,186	2,857
Long-term liabilities	377	110
Total liabilities	2,563	2,967
Stockholders' equity	29,955	41,264
Total liabilities and stockholders' equity	$32,518	$44,231

Wrap Technologies, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(unaudited - dollars In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Product sales	$1,612	$1,719	$4,042	$4,997
Other revenue	89	86	422	283
Total revenues	1,701	1,805	4,464	5,280
Cost of revenues	790	1,094	2,430	4,023
Gross profit (loss)	911	711	2,034	1,257

Operating expenses (i):
Selling, general and administrative	3,586	4,654	11,952	16,210
Research and development	1,236	2,076	4,210	4,303
Total operating expenses	4,822	6,730	16,162	20,513
Loss from operations	(3,911)	(6,019)	(14,128)	(19,256)

Other income (expense)	46	28	46	36
Net loss	$(3,865)	$(5,991)	$(14,082)	$(19,220)

Net loss per basic and diluted common share	$(0.09)	$(0.15)	$(0.34)	$(0.50)
Weighted average common shares used to compute net loss per basic and diluted common share	41,086,285	40,413,332	40,955,234	38,767,009

Comprehensive loss:
Net loss	$(3,865)	$(5,991)	$(14,082)	$(19,220)
Net unrealized gain (loss) on short-term investments	73	(2)	62	(4)
Comprehensive loss	$(3,792)	$(5,993)	$(14,020)	$(19,224)

(i) includes stock-based compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Selling, general and administrative	$700	$1,093	$2,180	$3,722
Research and development	172	210	448	588
Total share-based compensation expense	$872	$1,303	$2,628	$4,310

Wrap Technologies, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited - dollars in thousands)

	Nine Months Ended September 30,
	2022	2021
Cash Flows From Operating Activities:
Net loss	$(14,082)	$(19,220)
Adjustments to reconcile net loss to net cash used in operating activities: used in operating activities:
Depreciation and amortization	574	336
Product line exit expense	-	747
Gain on sale of assets	-	(17)
Warranty provision	55	23
Software impairement charge	-	170
Change in contigent liability	-	(23)
Non-cash lease expense	75	67
Share-based compensation	2,628	4,310
Common shares issued for services	-	239
Provision for doubtful accounts	61	27
Changes in assets and liabilities:
Accounts receivable	1,576	(1,414)
Inventories	(1,396)	(160)
Prepaid expenses and other current assets	268	231
Accounts payable	(834)	271
Operating lease liability	(65)	(71)
Customer deposits	(43)	19
Accrued liabilities and other	175	502
Warranty settlement	(63)	10
Deferred revenue	35	224
Net cash used in operating activities	(11,036)	$(13,729)

Cash Flows From Investing Activities:
Purchase of short-term investments	(23,119)	(30,014)
Proceeds from maturities of short-term investments	33,300	25,000
Capital expenditures for property and equipment	(201)	(811)
Investment in patents and trademarks	(133)	(129)
Purchase of intangible assets	-	(561)
Proceeds from long-term deposits	(3)	4
Net cash provided by (used in) investing activities	9,844	(6,511)

Cash Flows From Financing Activities:
Proceeds from exercise of warrants	-	12,048
Proceeds from exercise of stock options	83	1,678
Repayment of debt	-	(275)
Net cash provided by financing activities	83	13,451

Net (decrease) increase in cash and cash equivalents	(1,109)	(6,789)
Cash and cash equivalents, beginning of period	4,937	16,647
Cash and cash equivalents, end of period	$3,828	$9,858